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                                                                    Exhibit 11.1
                             SIEBEL SYSTEMS, INC.

        Statement Regarding Computation of Net Income (Loss) Per Share
                     (In thousands, except per share data)
                                  (unaudited)


                                                                           Three Months Ended          Nine Months Ended
                                                                              September 30               September 30
                                                                              ------------               ------------
                                                                         1996              1995        1996           1995
                                                                         ----              ----        ----           ----

Net income (loss)                                                    $    1,593       $     287     $   2,492    $   (391)
                                                                     ==========       =========     =========    ========

Weighted average number of shares outstanding
        Common stock                                                     15,791           8,014        10,956       8,036
        Preferred stock, as if converted                                    167           4,238         3,362       3,695
Number of common stock equivalents as a result of stock options
        outstanding using the treasury stock method (1)                   4,033             746         3,184          -
Number of common stock issued and stock options granted in
        accordance with SAB No. 83                                          -             3,858         1,958       3,889
                                                                       ---------       ---------    ---------    --------

        Shares used in net income (loss) per share computation            19,991         16,856        19,460      15,620
                                                                       =========      =========     =========    ========

        Net income (loss) per share                                    $    0.08      $    0.02     $    0.13    $  (0.03)
                                                                       =========      =========     =========    ========

(1) Common equivalent shares from outstanding stock options are not included in nine months ended September 30, 1995 calculations as they are antidilutive.